EXHIBIT 99.5

                             COUNTRYWIDE CAPITAL III

                        TENDER OF ANY OR ALL OUTSTANDING
  8.05% SUBORDINATED CAPITAL INCOME SECURITIES, SERIES A (SKISSM*)

                (LIQUIDATION AMOUNT $1,000 PER CAPITAL SECURITY)

                                 IN EXCHANGE FOR

        8.05% SUBORDINATED CAPITAL INCOME SECURITIES, SERIES B (SKISSM*)

To Our Clients:

   We are enclosing herewith a Prospectus, dated , 1997 of Countrywide Capital III, a Delaware statutory business trust (the "Trust"), and Countrywide Credit Industries, Inc., a Delaware corporation (the "Guarantor"), and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Trust, to exchange its 8.05% Subordinated Capital Income Securities, Series B (the "New Capital Securities"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like aggregate liquidation amount of its issued and outstanding 8.05% Subordinated Capital Income Securities, Series A (the "Old Capital Securities") upon the terms and subject to the conditions set forth in the Exchange Offer.

   PLEASE NOTE THAT THE EXCHANGE  OFFER WILL EXPIRE AT 5:00 P.M.,  NEW YORK CITY
TIME, ON              , 1997 UNLESS EXTENDED.

   THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM LIQUIDATION AMOUNT OF OLD CAPITAL SECURITIES BEING TENDERED.

   We are the holder of record of Old Capital Securities held by us for your account. A tender of such Old Capital Securities can be made only by us as the record holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Capital Securities held by us for your account.

   We request instructions as to whether you wish to tender any or all of the Old Capital Securities held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

      Pursuant to the Letter of Transmittal, each Holder of Old Capital Securities will represent to the Trust that (i) it is not an "affiliate" of the Trust, the Guarantor or Countrywide Home Loans, Inc., a wholly-owned subsidiary of the Guarantor, (ii) any New Capital Securities to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Capital Securities to be received in the Exchange Offer and (iv) if it is not a broker-dealer or is a broker-dealer but will not receive New Capital Securities for its own account in exchange for Old Capital Secutities, it is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Capital Securities. If the tendering holder of Old Capital Securities a broker-dealer, we will represent on behalf of such broker-dealer that (a) such Old Capital Securities held by such broker-dealer are held only as a nominee or (b) such Old Capital Securities were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities and acknowledge on behalf of such broker-dealer that such broker-dealer will deliver a prospectus (as amended or supplemented from time to time) meeting the requirements of the Securities Act in connection with any resale of New Capital Securities. By acknowledging that it will deliver and by delivering such a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                                      Very truly yours,

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*     SKIS is a servicemark of Lehman Brothers Inc.